Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
May 30, 2018		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2018 RESULTS

Minneapolis, MN, May 30, 2018 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended April 1, 2018.

•	Confirms previously-reported full-year revenue of $504 million, an increase of 4% over the prior year

•	Full-year diluted loss per share of ($0.86), within the previously-announced range of ($0.88) to ($0.83), driven by a non-cash goodwill impairment charge of $39.1 million, or ($3.68) per diluted share

•	Full-year adjusted diluted earnings per share ("EPS") of $1.50, within previously announced range

•	Fourth quarter sales of $127.0 million, a 7% increase from the same period a year ago, with year-over-year growth in all reporting segments

•	Paid down $13 million of debt in the fourth quarter resulting in a debt-to-EBITDA ratio of 1.98x

•	Well positioned for fiscal 2019 earnings improvements

“We are pleased with the sales growth in the fourth quarter. All segments grew over the previous year, including double-digit growth in our Health and Nutrition and Water Treatment segments. Unfortunately, our earnings were negatively impacted by the goodwill impairment charge and the impact that higher on-hand quantities at higher costs had on our LIFO reserve. Our on-hand quantities were higher as we made a decision to increase inventory of a major raw material late in the fourth quarter to preserve competitive pricing when facing further price increases.” said Patrick Hawkins, Chief Executive Officer and President. “We are positioned well for fiscal year 2019 due to our focused expense control, end-market price increases accepted in the latter half of the third quarter and during the fourth quarter, and restructuring activities taken in the latter half of fiscal year 2018."

We undertook a number of initiatives in fiscal 2018 that, in some cases, negatively impacted our current year results, but will yield positive benefits in fiscal 2019. Some of these include:

•	Accelerated depreciation on certain manufacturing equipment that we removed to make upgrades to current equipment and to make room for more efficient equipment;

•	Headcount reductions in the Health and Nutrition segment that will generate annualized savings of over $1.0 million; and,

•	Added the final portion of our business onto our corporate ERP system, which will provide greater insight and consistency in data.
In fiscal 2019, we are committed to leveraging investments and changes we have made to grow our company.

For the fourth quarter of fiscal 2018, the Company reported a net loss of $37.4 million, or $3.50 per diluted share. Net income for the fourth quarter of fiscal 2018 included a $39.1 million goodwill impairment charge, or ($3.66) per diluted share, related to the Health and Nutrition segment, as previously reported, and an additional $0.7 million benefit, or $0.07 per diluted share, related to the Tax Cuts and Jobs Acts of 2017 (the “Tax Act”). Adjusted net income for the fourth quarter of fiscal 2018 was $1.0 million, or $0.10 per diluted share, compared to net income for the fourth quarter of fiscal 2017 of $4.2 million, or $0.40 per diluted share. As a result of raw material cost increases and increases in year-end inventory levels of certain products, the LIFO reserve increased, and gross profits were negatively impacted by $2.7 million in the fourth quarter of fiscal 2018. In the fourth quarter of fiscal 2017, a reduction in inventory costs per unit and lower volumes of certain inventory on hand resulted in a decrease to the LIFO reserve, and increased gross profits of $1.9 million. This negative year-over-year impact in the fourth quarter of $4.6 million ($2.8 million after tax) accounted for approximately $0.26 per diluted share of the year-over-year decline in fourth quarter EPS.

For the full year, the Company reported a net loss of $9.2 million, or $0.86 per diluted share. Adjusting for the goodwill impairment and the full-year impact of the $13.9 million tax benefit related to the Tax Act, or $1.31 per diluted share, adjusted net income for fiscal 2018 was $16.0 million, or $1.50 per diluted share, both within previously-announced ranges. This compares to net income of $22.6 million, or $2.13 per diluted share, in fiscal 2017. As previously reported, the decrease from the prior year’s diluted EPS of $2.13 was driven by the non-cash goodwill impairment charge, rising raw material costs, a significant negative LIFO adjustment, and competitive pressures, offset somewhat by the positive impacts of the Tax Act. The increase to the LIFO reserve for the full year resulted in a reduction in gross profits of $4.1 million for fiscal 2018 as compared to a decrease to the LIFO reserve and corresponding increase in gross profits of $2.7 million in fiscal 2017. This negative year-over-year impact of $6.8 million ($4.1 million after tax) accounted for approximately $0.39 per diluted share of the year-over-year decline in EPS.

As we previously announced, the fourth quarter and fiscal year ended April 1, 2018 were negatively impacted by a non-cash goodwill impairment charge of $39.1 million, or ($3.68), per diluted share, related to the Health and Nutrition segment. The impairment occurred due to operational challenges at one of our facilities that are being addressed, changes in expectations for future growth as part of our fourth quarter long-term strategic planning process to align with historical experience in recent periods and expected changes in future product mix. We anticipate the revenue for this business will grow at rates greater than growth in GDP in future years.

Also as previously announced, in fiscal 2018 we recorded a one-time income tax benefit of $13.9 million, or $1.31 per diluted share, due to the revaluing of our net deferred tax liabilities at the lower U.S. corporate tax rate of 21% from 35%. In future years, we expect our statutory federal rate to be 21%. We expect the benefit of the Tax Act’s federal rate change to improve our net income by approximately $3 million annually and our overall effective tax rate to be 27% to 29% in future fiscal years.

For the fourth quarter of fiscal 2018, Industrial segment sales were $64.3 million, a 4% increase from prior year sales of $61.8 million. Sales dollars in this segment increased in spite of lower overall sales volumes due to higher selling prices on certain products as a result of increased costs on commodities, as well as a product mix shift to more sales of certain specialty products that carry higher per-unit selling prices. Sales in our Water Treatment segment were $31.2 million for the fourth quarter, up 10% from prior year sales of $28.4 million, due to increased sales volumes across many product lines. Our Health and Nutrition segment sales grew by 11% to $31.5 million, from $28.4 million a year ago, where increased sales of distributed products more than offset lower sales of our manufactured products.

For fiscal 2018, Industrial segment sales were $247.4 million, an increase of 4% from fiscal 2017 sales of $238.6 million. Water Treatment segment sales were $138.5 million for the year, an increase of 7% over last year’s sales of $129.0 million. Sales for our Health and Nutrition segment were $118.3 million in fiscal 2018, compared to $116.1 million for fiscal 2017.

Company-wide gross profit for fiscal 2018 was $86.8 million, or 17% of sales, compared to $98.1 million, or 20% of sales, for the same period of the prior year. As a result of raw material cost increases and increases in year-end inventory levels of certain products, the LIFO reserve increased, and gross profits decreased by $4.1 million during fiscal 2018. During fiscal 2017, a reduction in inventory costs per unit and lower volumes of certain inventory on hand resulted in a decrease to the LIFO reserve, and increased gross profits of $2.7 million..

Gross profit for the Industrial segment was $29.6 million, or 12% of sales, for fiscal 2018, a decrease of $9.3 million from $38.9 million, or 16% of sales, for fiscal 2017. The change in the LIFO reserve resulted in decreased gross profit in our Industrial segment of $3.3 million in fiscal 2018, while it resulted in increased gross profit of $2.0 million in fiscal 2017. In addition to this $5.3 million negative year-over-year impact, the decrease in gross profit and gross profit as a percentage of sales was driven by increased operating costs as we invested for future growth and to comply with increased regulatory requirements, a fourth quarter $0.6 million environmental liability charge associated with contamination at one of our facilities, as well as lower margins on certain commodity products with rising material costs, driven by competitive pricing pressures. The impact was offset somewhat by higher profits on sales of certain specialty products with higher per-unit margins.

Gross profit for the Water Treatment segment increased $0.3 million to $36.3 million, or 26% of sales, for fiscal 2018, as compared to $36.0 million, or 28% of sales, for fiscal 2017. The change in the LIFO reserve resulted in decreased gross profit in this segment of $0.8 million in fiscal 2018, while it resulted in increased gross profit of $0.7 million in fiscal 2017. In spite of the $1.5 million negative year-over-year LIFO impact, gross profit increased as a result of increased sales volumes compared to a year ago. Gross profit as a percentage of sales decreased compared to a year ago due to the LIFO impact as well as a product mix shift.

Gross profit for our Health and Nutrition segment was $20.9 million, or 18% of sales, in fiscal 2018, compared to $23.2 million, or 20% of sales, for fiscal 2017. Decreased sales of our manufactured products, which carry higher per-unit margins, was the primary cause of the decline in gross profit and gross profit as a percentage of sales. The decrease in gross profit and gross profit as a percentage of sales was also driven by planned cost increases including accelerated depreciation expense of $0.7 million related to manufacturing equipment that we removed to make upgrades to current equipment and to make room for more efficient equipment, as well as the reclassification of $0.5 million of costs that were recorded as SG&A expenses in the prior year to operating overhead in the current year to conform to our presentation.

Company-wide selling, general and administrative ("SG&A") expenses were $59.4 million, or 12% of sales, for both fiscal 2018 and 2017. SG&A costs were positively impacted in all segments as a result of management efforts to control costs, including delaying or suspending the filling of open positions as well as a decline in certain other variable expenses, resulting in a decline in SG&A costs in our Industrial and Water Treatment segments. However, SG&A costs in our Health and Nutrition segment increased $1.0 million year over year, in spite of the reclassification of $0.5 million of expenses from SG&A to operating overhead to conform to our presentation, largely as a result of bad debt expense recorded due to a customer bankruptcy as well as severance expense recorded.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended April 1, 2018 was $8.9 million, a decrease of $4.4 million from adjusted EBITDA of $13.3 million for the same period in the prior year. Full-year adjusted EBITDA was $51.1 million as compared to $61.8 million in fiscal 2017. The decrease was due to the combined impact of reduced gross profit in our Industrial and Health and Nutrition segments, offset slightly by the favorable year-over-year results in our Water Treatment segment.

Our effective income tax rate was 39.1% for the twelve months ended April 1, 2018 compared to an effective income tax rate of 37.4% for the twelve months ended April 2, 2017. The effective tax rate for fiscal 2018 is not indicative of actual results due to the combined impacts of the net loss, the goodwill impairment, and the adjustments recorded in fiscal 2018 as a result of the Act.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended
	April 1, 2018		April 2, 2017
(In thousands, except share and per share data)	Net (Loss) Income	Diluted (loss) earnings per share (1)	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$(37,361)	$(3.50)	$4,210	$0.40
Revaluation of net deferred tax liabilities	(715)	(0.07)	—	—
Goodwill impairment	39,116	3.66	—	—
As Adjusted	$1,040	$0.10	$4,210	$0.40
(1) 10,675,815 shares used in calculating diluted earnings per share
(2) 10,610,254 shares used in calculating diluted earnings per share

	Fiscal Year Ended
	April 1, 2018		April 2, 2017
(In thousands, except share and per share data)	Net (Loss) Income	Diluted (loss) earnings per share (3)	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	$(9,177)	$(0.86)	$22,555	$2.13
Revaluation of net deferred tax liabilities	(13,943)	(1.31)	—	—
Goodwill impairment	39,116	3.68	—	—
As Adjusted	$15,996	$1.50	$22,555	$2.13
(3) 10,643,719 shares used in calculating diluted earnings per share
(4) 10,596,110 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Fiscal Year Ended
(In thousands)	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
Net (loss) income (GAAP)	$(37,361)	$4,210	$(9,177)	$22,555
Interest expense	894	667	3,317	2,644
Income tax expense (benefit)	487	2,568	(5,899)	13,493
Amortization of intangibles	1,424	1,487	5,704	6,050
Depreciation expense	4,207	3,936	16,686	14,825
Goodwill impairment	39,116	—	39,116	—
Non-cash compensation expense	162	477	1,371	2,127
Non-recurring costs, Stauber acquisition	—	—	—	61
Adjusted EBITDA	$8,929	$13,345	$51,118	$61,755

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
	(unaudited)
Sales	$126,990	$118,618	$504,169	$483,593
Cost of sales	(109,184)	(96,705)	(417,409)	(385,520)
Gross profit	17,806	21,913	86,760	98,073
Selling, general and administrative expenses	(14,670)	(14,468)	(59,403)	(59,381)
Goodwill impairment	(39,116)	—	(39,116)	—
Operating (loss) income	(35,980)	7,445	(11,759)	38,692
Interest expense, net	(894)	(667)	(3,317)	(2,644)
(Loss) income before income taxes	(36,874)	6,778	(15,076)	36,048
Income tax (expense) benefit	(487)	(2,568)	5,899	(13,493)
Net (loss) income	$(37,361)	$4,210	$(9,177)	$22,555

Weighted average number of shares outstanding-basic	10,631,992	10,557,614	10,607,422	10,536,347
Weighted average number of shares outstanding-diluted	10,675,815	10,610,254	10,643,719	10,596,110

Basic (loss) earnings per share	$(3.51)	$0.40	$(0.87)	$2.14
Diluted (loss) earnings per share	$(3.50)	$0.40	$(0.86)	$2.13